Exhibit 16.01

June 1, 2007

PRIVATE AND CONFIDENTIAL

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
 U.S.A.

Re:	Trackpower, Inc. Commission File No. 000-28506

This letter will confirm that we reviewed Item 4.01 of the Company’s Form 8-K dated June 7, 2007, captioned “CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT” and that we agree with the statements made therein as they relate to us. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form
8-K.

Yours very truly,

Mintz & Partners, LLP
Chartered Accountants